FOR IMMEDIATE RELEASE
October 27, 2025
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Third Quarter 2025 Results
Toledo, Ohio, October 27, 2025…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended September 30, 2025.
Third Quarter and Other Recent Highlights
•Reported net income attributable to common stockholders of $0.41 per diluted share
•Reported quarterly normalized funds from operations attributable to common stockholders of $1.34 per diluted share, an increase of 20.7% over the prior year
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 14.5%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 20.3%
•SHO portfolio year-over-year same store margin expanded by 260 basis points ("bps") driven by increased same store revenue of 9.7% in the third quarter which was the result of 400 bps of year-over-year average occupancy growth and Revenue Per Occupied Room ("RevPOR") growth of 4.8%
•During the third quarter, we completed $1.9 billion of pro rata gross investments, including $1.8 billion in acquisitions and loan funding and $96 million in development funding
•Announced $23 billion of additional transaction activity closed or under contract to close as of October 27, 2025, anchored by $14 billion of pro rata gross investments, primarily comprised of the acquisition of seniors housing communities in the U.S. and U.K. Additionally, announced $9 billion of pro rata dispositions including the sale of an outpatient medical real estate portfolio and loan repayments
•As of September 30, 2025, reported Net Debt to Adjusted EBITDA of 2.36x and approximately $11.9 billion of available liquidity inclusive of $6.9 billion of available cash and restricted cash and full capacity under our $5.0 billion line of credit. Additionally, through disposition proceeds, loan payoffs and other capital raising, acquisitions under contract are fully funded
•Appointed Jeff Stott, formerly with Extra Space Storage, as Welltower's Chief Technology Officer
•Announced "all-in" incentive structure encompassing all five named executive officers to promote long-term continuity of our management and alignment with shareholders. The five named executive officers have agreed to receive no other compensation for the next decade, other than $110,000 of annual base salary and a single, long-term equity-based incentive award
Third Quarter Capital Activity and Liquidity
Liquidity Update Net debt to consolidated enterprise value decreased to 7.6% as of September 30, 2025 from 13.1% as of September 30, 2024. We sourced over $4.1 billion of attractively priced capital, including the issuance of senior unsecured notes, equity issuances and proceeds from dispositions and loan repayments to fund accretive capital deployment opportunities. As of September 30, 2025, our share of variable rate debt was approximately 11.3%.
In August 2025, we completed a follow-on issuance of $400 million of 4.50% senior unsecured notes due 2030 and $600 million of 5.125% senior unsecured notes due 2035. These notes are fungible with and form a single series with the notes issued in June 2025.
Third Quarter Investment Activity
In the third quarter, we completed $1.9 billion of pro rata gross investments, including $96 million in development funding, and also completed pro rata property dispositions of $30 million and loan repayments of $114 million. We completed and placed into service six development projects, including partial conversions and expansions, for an aggregate pro rata investment amount of $260 million.

3Q25	Earnings Release	October 27, 2025
Announced Transaction Activity Subsequent to Quarter End
Barchester Healthcare Acquisition In October 2025, we acquired a real estate portfolio in the U.K. for approximately £5.2 billion operated by Barchester. The portfolio is comprised of 111 communities managed by Barchester in a RIDEA structure, 152 communities subject to a long-term triple-net lease and 21 ongoing developments which will also be managed in a RIDEA structure following development conversion. The operating portfolio, comprised of both stabilized and lease up properties, is positioned for significant future growth with current blended portfolio occupancy in the high 70%s. Moreover, the triple-net lease is structured with 3.5% annual escalators and a coverage-based rent reset every five years at our election. Overall, the acquisition is underwritten to achieve an unlevered IRR in the low-double-digit range. As part of the transaction, we have formed an exclusive long-term partnership with Barchester.
HC-One Group Acquisition and Loan Payoff In October 2025, we acquired 100% of the equity ownership of the portfolio in the U.K. operated by HC-One for £1.2 billion, creating a long duration, growing cash flow stream. In conjunction with the transaction, our existing £660 million loan was repaid.
Additional Acquisition Pipeline We entered into a definitive agreement to acquire a trophy seniors housing portfolio along the East Coast, including properties in Boston and Westchester County, New York. The expected acquisition, which is subject to customary closing conditions will complete our New England portfolio repositioning that started with the pre-COVID disposition of $1.8 billion of seniors housing communities.
Additionally, we are under definitive agreement or have closed an additional $4 billion of seniors housing acquisitions spanning nearly 40 transactions across over 150 communities and over 12,000 units.
Outpatient Medical Portfolio Disposition We entered into a definitive agreement to divest an 18 million square foot outpatient medical portfolio in a transaction valued at approximately $7.2 billion. The portfolio, with current occupancy of 94%, is expected to be sold in multiple tranches through mid-2026, subject to satisfaction of customary closing conditions. The sale of the first tranche consisting of 123 properties and a gross sale price of $2 billion was completed in October 2025.
Ten Year Executive Continuity and Alignment Program We announced today that the Board of Directors approved the Ten Year Executive Continuity and Alignment Program (or the “10 Year Program”) to secure our senior leadership, led by current CEO, Shankh Mitra, for the next decade. Under the 10 Year Program, our five named executive officers have agreed to receive no other compensation for the period from January 1, 2026, through December 31, 2035, other than $110,000 of annual base salary and a single, long-term equity-based incentive award that is in the form of units of the Company’s operating partnership, Welltower OP. The award is illiquid and will first become transferable starting in 2030 and will not become fully transferable until 2035. Further, one-half of the performance-based award will be subject to achievement of Welltower’s total shareholder return ("TSR") relative to the TSR of the FTSE NAREIT Healthcare Index, the MSCI US REIT Index and the S&P 500 Index, in addition to the 10 Year Program’s market capitalization growth objectives, in each case over a five-year performance period. The 10 Year Program is expected to be accretive to our normalized FFO per share in 2026.
Dividend On October 27, 2025, the Board of Directors declared a cash dividend for the quarter ended September 30, 2025 of $0.74 per share. This dividend, which will be paid on November 20, 2025 to stockholders of record as of November 11, 2025, will be our 218th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2025 Net income attributable to common stockholders guidance has been revised to a range of $0.82 to $0.88 per diluted share from the previous range of $1.86 to $1.94 per diluted share. We also increased the guidance range of full year normalized FFO attributable to common stockholders to a range of $5.24 to $5.30 per diluted share from the previous range of $5.06 to $5.14 per diluted share. In preparing our guidance, we have updated or confirmed the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 13.2% to 14.5%, which is comprised of the following components:
◦Seniors Housing Operating approximately 20.5% to 22.0%
◦Seniors Housing Triple-net approximately 3.5% to 4.5%
◦Outpatient Medical approximately 2.0% to 3.0%
◦Long-Term/Post-Acute Care approximately 2.0% to 3.0%
•Investments: Our earnings guidance includes only those acquisitions announced or closed to date. Furthermore, no transitions, restructures or capital activity beyond those announced to date are included.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $243 million to $249 million and stock-based compensation expense to be approximately $52 million, exclusive of estimated expense related to the Special Performance Options, OPP awards and the Ten Year Executive Continuity and Alignment Program as detailed in Exhibit 3.

3Q25	Earnings Release	October 27, 2025
•Development: We anticipate funding an additional $80 million of development in 2025 relating to projects underway as of September 30, 2025.
•Dispositions: We expect pro rata disposition proceeds of $9.0 billion at a blended yield of 7.1% in the next twelve months. This includes approximately $7.2 billion of consideration from expected property sales and $1.8 billion of expected proceeds from loan repayments.
Our guidance does not include any additional investments, dispositions or capital transactions, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items beyond those disclosed. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2025 outlook and assumptions on the third quarter 2025 conference call.
Conference Call Information We have scheduled a conference call on Tuesday, October 28, 2025 at 9:00 a.m. Eastern Time to discuss our third quarter 2025 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 4, 2025. To access the rebroadcast, dial (800) 770-2030 or (609) 800-9909 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), revenue per occupied room ("RevPOR"), same store RevPOR ("SS RevPOR"), expense per occupied room ("ExpPOR"), same store ExpPOR ("SS ExpPOR"), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and acquisitions of controlling interests, impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and are unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and leased properties, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a

3Q25	Earnings Release	October 27, 2025
supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our portfolio. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
RevPOR represents the average revenues generated per occupied room per month and ExpPOR represents the average expenses per occupied room per month at our Seniors Housing Operating properties. These metrics are calculated as our pro rata share of total resident fees and services revenues or property operating expenses from the income statement, divided by average monthly occupied room days. SS RevPOR and SS ExpPOR are used to evaluate the RevPOR and ExpPOR performance of our properties under a consistent population, which eliminates changes in the composition of our portfolio. They are based on the same pool of properties used for SSNOI and include any revenue and expense normalizations used for SSNOI. We use RevPOR, ExpPOR, SS RevPOR and SS ExpPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses on disposition of properties and acquisitions of controlling interests, impairment of assets, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. In addition, we use Adjusted EBITDA to measure our adjusted fixed charge coverage ratio, which represents Adjusted EBITDA divided by fixed charges. Fixed charges include total interest expense and secured debt principal amortization. Our leverage ratios include net debt to Adjusted EBITDA and consolidated enterprise value. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board of Directors to evaluate management performance. None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended September 30, 2025, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE: WELL), an S&P 500 company, is positioned at the center of the silver economy, focusing on rental housing for aging seniors across the United States, United Kingdom and Canada. Our portfolio of 2,000+ seniors and wellness housing communities are positioned at the intersection of housing and hospitality, creating vibrant communities for mature renters and older adults. We believe our real estate portfolio is unmatched, located in highly attractive micromarkets with stunning built environments. Yet, we are an unusual real estate organization as we view ourselves as an operating company in a real estate wrapper, driven by highly-aligned partnerships and an unconventional culture. Through our disciplined approach to capital allocation powered by our Data Science platform and superior operating results driven by the Welltower Business System - our end-to-end operating platform - we aspire to deliver long-term compounding of per share growth for our existing investors, our North Star.
We routinely post important information on our website at www.welltower.com in the "Investors" section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading "Investors". Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release and our web address is included as an inactive textual reference only.

3Q25	Earnings Release	October 27, 2025
Forward-Looking Statements and Risk Factors This document contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "pro forma," "estimate" or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. These statements include, among others, management's expectations regarding the favorable impact of the acquisitions made and additional acquisition pipeline and our statements under the section "Outlook for 2025." Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower's actual results to differ materially from Welltower's expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of macroeconomic and geopolitical developments, including economic downturns, elevated inflation and interest rates, political or social conflict, unrest or violence or similar events; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the healthcare industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements, public perception of the healthcare industry and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the healthcare and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower's ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters, public health emergencies and extreme weather affecting Welltower's properties; Welltower's ability to re-lease space at similar rates as vacancies occur; Welltower's ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower's properties; changes in rules or practices governing Welltower's financial reporting; the movement of U.S. and foreign currency exchange rates and changes to U.S. and global monetary, fiscal or trade policies; Welltower's approach to artificial intelligence; Welltower's ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower's reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

3Q25	Earnings Release	October 27, 2025
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30,
	2025	2024
Assets
Real estate investments:
Land and land improvements	$5,146,696	$5,075,391
Buildings and improvements	42,496,555	40,646,767
Acquired lease intangibles	2,189,639	2,268,889
Real property held for sale, net of accumulated depreciation	5,091,216	110,689
Construction in progress	511,574	1,374,996
Less accumulated depreciation and intangible amortization	(10,107,309)	(10,276,509)
Net real property owned	45,328,371	39,200,223
Right of use assets, net	1,250,447	358,160
Investments in sales-type leases, net	—	469,260
Real estate loans receivable, net of credit allowance	1,773,788	1,840,453
Net real estate investments	48,352,606	41,868,096
Other assets:
Investments in unconsolidated entities	1,835,979	1,742,836
Cash and cash equivalents	6,806,507	3,564,942
Restricted cash	134,066	219,466
Receivables and other assets	2,375,644	1,558,358
Total other assets	11,152,196	7,085,602
Total assets	$59,504,802	$48,953,698

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$—
Senior unsecured notes	14,365,008	13,295,096
Secured debt	2,487,354	2,468,527
Lease liabilities	1,311,600	392,360
Accrued expenses and other liabilities	2,028,458	1,733,712
Total liabilities	20,192,420	17,889,695
Redeemable noncontrolling interests	284,364	270,182
Equity:
Common stock	684,229	620,107
Capital in excess of par value	47,054,892	37,949,035
Treasury stock	(14,340)	(114,876)
Cumulative net income	10,937,128	9,976,753
Cumulative dividends	(19,687,645)	(17,901,600)
Accumulated other comprehensive income	(217,446)	(195,138)
Total Welltower Inc. stockholders' equity	38,756,818	30,334,281
Noncontrolling interests	271,200	459,540
Total equity	39,028,018	30,793,821
Total liabilities and equity	$59,504,802	$48,953,698

3Q25	Earnings Release	October 27, 2025

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues:
Resident fees and services	$2,061,370	$1,511,524	$5,896,944	$4,265,271
Rental income	499,475	430,486	1,444,082	1,183,949
Interest income	67,216	69,046	191,763	185,163
Other income	57,631	44,607	124,234	105,905
Total revenues	2,685,692	2,055,663	7,657,023	5,740,288
Expenses:
Property operating expenses	1,577,048	1,212,701	4,554,149	3,420,911
Depreciation and amortization	509,812	403,779	1,490,717	1,151,687
Interest expense	162,052	139,050	448,171	419,792
General and administrative expenses	63,124	77,901	191,057	186,784
Loss (gain) on derivatives and financial instruments, net	31,682	(9,906)	28,063	(18,785)
Loss (gain) on extinguishment of debt, net	—	419	6,156	2,130
Provision for loan losses, net	1,088	4,193	(2,032)	10,370
Impairment of assets	3,081	23,421	75,359	69,146
Other expenses	44,699	20,239	75,357	83,054
Total expenses	2,392,586	1,871,797	6,866,997	5,325,089
Income (loss) from continuing operations before income taxes and other items	293,106	183,866	790,026	415,199
Income tax (expense) benefit	(2,335)	4,706	2,131	(2,586)
Income (loss) from unconsolidated entities	(12,610)	(4,038)	(18,739)	(6,925)
Gain (loss) on real estate dispositions and acquisitions of controlling interests, net	4,025	272,266	70,652	443,416
Income (loss) from continuing operations	282,186	456,800	844,070	849,104

Net income (loss)	282,186	456,800	844,070	849,104
Less: Net income (loss) attributable to noncontrolling interests(1)	1,627	6,951	3,666	17,395
Net income (loss) attributable to common stockholders	$280,559	$449,849	$840,404	$831,709
Average number of common shares outstanding:
Basic	672,407	611,290	657,571	595,353
Diluted	685,399	618,306	669,218	600,191
Net income (loss) attributable to common stockholders per share:
Basic	$0.42	$0.74	$1.28	$1.40
Diluted(2)	$0.41	$0.73	$1.26	$1.39
Common dividends per share	$0.74	$0.67	$2.08	$1.89

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

3Q25	Earnings Release	October 27, 2025

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income (loss) attributable to common stockholders	$280,559	$449,849	$840,404	$831,709
Depreciation and amortization	509,812	403,779	1,490,717	1,151,687
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net	(944)	(248,845)	4,707	(374,270)
Noncontrolling interests(1)	(9,360)	(5,801)	(25,084)	(24,145)
Unconsolidated entities(2)	44,308	36,835	104,545	101,312
NAREIT FFO attributable to common stockholders	824,375	635,817	2,415,289	1,686,293
Normalizing items, net(3)	94,866	52,285	148,318	224,549
Normalized FFO attributable to common stockholders	$919,241	$688,102	$2,563,607	$1,910,842

Average diluted common shares outstanding	685,399	618,306	669,218	600,191

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.41	$0.73	$1.26	$1.39
NAREIT FFO	$1.20	$1.03	$3.61	$2.81
Normalized FFO	$1.34	$1.11	$3.83	$3.18

Normalized FFO Payout Ratio:
Dividends per common share	$0.74	$0.67	$2.08	$1.89
Normalized FFO attributable to common stockholders per share	$1.34	$1.11	$3.83	$3.18
Normalized FFO payout ratio	55%	60%	54%	59%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(54,117)	$(48,093)	$(148,845)	$(120,201)
Non-cash interest expenses(7)	12,925	11,406	38,235	30,604
Recurring cap-ex, tenant improvements and lease commissions(8)	(98,127)	(81,196)	(249,835)	(200,160)
Stock-based compensation(9)	12,828	9,918	40,139	31,286

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized foreign currency loss (gain) (see Exhibit 2).
(8) Reflects recurring cap-ex, tenant improvements and lease commissions on owned operational properties.
(9) Excludes normalized stock compensation expense related to the Special Performance Options and OPP awards (see Exhibit 2).

3Q25	Earnings Release	October 27, 2025

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2025		2024	2025	2024
Loss (gain) on derivatives and financial instruments, net	$31,682	(1)	$(9,906)	$28,063	$(18,785)
Loss (gain) on extinguishment of debt, net	—		419	6,156	2,130
Provision for loan losses, net	1,088	(2)	4,193	(2,032)	10,370
Income tax benefits	—		—	(8,181)	—
Other impairment	—		—	604	97,674
Other expenses	44,699	(3)	20,239	75,357	83,054
Special Performance Options and OPP Awards	2,568	(4)	29,838	7,970	29,838
Casualty losses, net of recoveries	1,914	(5)	3,224	8,252	7,335
Foreign currency loss (gain)	1,753	(6)	(1,766)	(2)	(1,357)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	11,162	(7)	6,044	32,131	14,290
Net normalizing items	$94,866		$52,285	$148,318	$224,549

Average diluted common shares outstanding	685,399		618,306	669,218	600,191
Net normalizing items per diluted share	$0.14		$0.08	$0.22	$0.37

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transaction.
(2) Primarily related to adjustments to reserves for loan losses under the current expected credit losses accounting standard.
(3) Primarily related to non-capitalizable transaction costs and legal fees.
(4) Primarily related to expenses recognized on the 2021 Special Performance Option Awards and 2022-2025 Outperformance Program (“OPP”).
(5) Primarily relates to casualty losses net of any insurance recoveries.
(6) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(7) Primarily relates to hypothetical liquidation at book value adjustments related to in substance real estate investments.

Outlook Reconciliation: Year Ending December 31, 2025				Exhibit 3
(in millions, except per share data)	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1,249	$1,303	$557	$598
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net(1)	4	4	(399)	(399)
Depreciation and amortization(1)	2,085	2,085	2,168	2,168
NAREIT FFO attributable to common stockholders	3,338	3,392	2,326	2,367
Normalizing items, net(1,2)	59	59	1,227	1,227
Normalized FFO attributable to common stockholders	$3,397	$3,451	$3,553	$3,594

Diluted per share data attributable to common stockholders:
Net income	$1.86	$1.94	$0.82	$0.88
NAREIT FFO	$4.97	$5.05	$3.43	$3.49
Normalized FFO	$5.06	$5.14	$5.24	$5.30

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(205)	$(205)	$(224)	$(224)
Non-cash interest expenses	50	50	51	51
Recurring cap-ex, tenant improvements and lease commissions(3)	(355)	(355)	(380)	(380)
Stock-based compensation	53	53	53	53

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) See Exhibit 2. Also includes estimated stock compensation expense of $10 million related to the 2021 Special Stock Performance Option Awards and the 2022-2025 OPP Awards, and $1.08 billion related to the Ten Year Executive Continuity and Alignment Program (2035).
(3) Reflects recurring cap-ex, tenant improvements and lease commissions on owned operational properties.

3Q25	Earnings Release	October 27, 2025

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	September 30,
	2025	2024	% growth
Net income (loss)	$282,186	$456,800
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(4,025)	(272,266)
Loss (income) from unconsolidated entities	12,610	4,038
Income tax expense (benefit)	2,335	(4,706)
Other expenses	44,699	20,239
Impairment of assets	3,081	23,421
Provision for loan losses, net	1,088	4,193
Loss (gain) on extinguishment of debt, net	—	419
Loss (gain) on derivatives and financial instruments, net	31,682	(9,906)
General and administrative expenses	63,124	77,901
Depreciation and amortization	509,812	403,779
Interest expense	162,052	139,050
Consolidated NOI	1,108,644	842,962
NOI attributable to unconsolidated investments(1)	29,337	32,043
NOI attributable to noncontrolling interests(2)	(12,280)	(17,332)
Pro rata NOI	1,125,701	857,673
Non-cash NOI attributable to same store properties	(23,970)	(27,827)
NOI attributable to non-same store properties	(493,813)	(305,547)
Currency and ownership adjustments(3)	(6,831)	1,377
Normalizing adjustments, net(4)	2,765	1,738
Same Store NOI (SSNOI)	$603,852	$527,414	14.5%

Seniors Housing Operating	421,242	350,200	20.3%
Seniors Housing Triple-net	71,925	69,777	3.1%
Outpatient Medical	27,072	26,019	4.0%
Long-Term/Post-Acute Care	83,613	81,418	2.7%
Total SSNOI	$603,852	$527,414	14.5%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.43 and to translate UK properties at a GBP/USD rate of 1.23.

(4) Includes other adjustments described in the accompanying Supplement.

3Q25	Earnings Release	October 27, 2025

Reconciliation of SHO SS RevPOR Growth		Exhibit 5
(in thousands except SS RevPOR)	Three Months Ended
	September 30,
	2025	2024
Consolidated SHO revenues	$2,070,115	$1,514,022
Unconsolidated SHO revenues attributable to WELL(1)	60,435	64,491
SHO revenues attributable to noncontrolling interests(2)	(20,860)	(21,556)
SHO pro rata revenues(3)	2,109,690	1,556,957
Non-cash and non-RevPOR revenues on same store properties	(2,845)	(3,754)
Revenues attributable to non-same store properties	(679,842)	(260,664)
Currency and ownership adjustments(4)	(17,995)	(9,417)
SHO SS RevPOR revenues(5)	$1,409,008	$1,283,122

Average occupied units/month(6)	77,857	74,313
SHO SS RevPOR(7)	$5,983	$5,709
SS RevPOR YOY growth	4.8%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(5) Represents SS SHO RevPOR revenues at Welltower pro rata ownership.
(6) Represents average occupied units for SS properties on a pro rata basis.
(7) Represents pro rata SS average revenues generated per occupied room per month.

3Q25	Earnings Release	October 27, 2025

Net Debt to Adjusted EBITDA and Adjusted Fixed Charge Ratio Reconciliation	Exhibit 6
(in thousands)	Three Months Ended
September 30,
2025
Net income (loss)	$282,186
Interest expense	162,052
Income tax expense (benefit)	2,335
Depreciation and amortization	509,812
EBITDA	956,385
Loss (income) from unconsolidated entities	12,610
Stock-based compensation	15,396
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(4,025)
Impairment of assets	3,081
Provision for loan losses, net	1,088
Loss (gain) on derivatives and financial instruments, net	31,682
Other expenses	44,699
Casualty losses, net of recoveries	1,914
Adjusted EBITDA	$1,062,830

Total debt(1)	$16,960,008
Cash and cash equivalents and restricted cash	(6,940,573)
Net debt	$10,019,435

Adjusted EBITDA annualized	$4,251,320
Net debt to Adjusted EBITDA ratio	2.36x

(1) Amounts include unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 of $1,203,954,000 and $301,046,000 for the three months ended September 30, 2025 and 2024, respectively.

Net Debt to Consolidated Enterprise Value		Exhibit 7
(in thousands, except share price)
	September 30, 2025	September 30, 2024
Common shares outstanding	684,108	618,396
Period end share price	$178.14	$128.03
Common equity market capitalization	$121,866,999	$79,173,240

Net debt	10,019,435	12,070,529

Noncontrolling interests(1)	555,564	729,722
Consolidated enterprise value	$132,441,998	$91,973,491
Net debt to consolidated enterprise value	7.6%	13.1%

(1) Includes all noncontrolling interests (redeemable and permanent) as reflected on our consolidated balance sheet.

Page 12 of 12